NEWS RELEASE
June 6, 2017

FOR IMMEDIATE RELEASE
Contact: Randall M. Chesler
(406) 751-4722
Ronald J. Copher
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES ACQUISITION OF
COLUMBINE CAPITAL CORP. IN BUENA VISTA, COLORADO
KALISPELL, MONTANA - Glacier Bancorp, Inc. (“Glacier” or the “Company”) (NASDAQ: GBCI) today announced the signing of a definitive agreement to acquire Columbine Capital Corp. (“Columbine”), the bank holding company for Collegiate Peaks Bank, a community bank based in Buena Vista, Colorado. The acquisition marks Glacier’s 19th acquisition since 2000, its eighth transaction in the past five years, and its fourth transaction in the state of Colorado. Collegiate Peaks Bank provides banking services to businesses and individuals in the Mountain and Front Range communities of Colorado with five banking offices located in Aurora, Buena Vista, Denver and Salida. As of March 31, 2017, Collegiate Peaks Bank had total assets of $469 million, gross loans of $331 million and total deposits of $401 million. In the state of Colorado, the combination of Glacier’s existing Bank of the San Juans and Collegiate Peaks Bank would exceed $875 million in gross loans and $1.1 billion in total deposits as of March 31, 2017.
The boards of Glacier and Columbine unanimously approved the transaction, which is subject to required regulatory approvals, Columbine shareholder approval, and other customary conditions of closing. The transaction provides for the payment to Columbine shareholders of a total of $15.7 million in cash and 1,717,229 shares of Glacier common stock. Based on the closing price of $32.88 for Glacier shares on June 6, 2017, the transaction would result in an aggregate value of $73.9 million (including the value of Columbine options assumed by Glacier). Upon closing of the transaction, which is anticipated to take place in the first quarter of 2018, Collegiate Peaks Bank will be merged into Glacier Bank and operate as a separate banking division under its existing name and with its existing team.
“We have long admired the community banking franchise that the Collegiate Peaks team has built over many years,” stated Randy Chesler, President and Chief Executive Officer of Glacier. “We strongly believe in the prospects of the Colorado market and Collegiate Peaks is a great partner to further expand our presence in the Mountains and along the Front Range.”
David Boyles, Chairman of Columbine commented, “We are excited to be partnering with such a well-respected company. Glacier and Collegiate Peaks approach banking in a similar way, and I know that their dedication to excellence will help us continue to grow our organization and serve our customers, communities and employees.”

Glacier management will review additional information regarding the transaction in a conference call beginning at 9 a.m. Mountain Time on Wednesday, June 7, 2017. The call may be accessed by dialing (877) 561-2748 and the conference ID is 35954713. A slide presentation to accompany management’s commentary may be accessed from Glacier’s June 7, 2017 8-K filing with the SEC or at http://www.snl.com/IRWebLinkX/presentations.aspx?iid=1023792.
Glacier was advised in the transaction by Keefe, Bruyette & Woods, A Stifel Company, as financial advisor and Miller Nash Graham & Dunn LLP as legal counsel. Columbine was advised by D.A. Davidson & Co. as financial advisor and Fairfield and Woods P.C. as legal counsel.
About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 91 communities in Montana, Idaho, Utah, Washington, Wyoming, Colorado, and Arizona. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana and is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d'Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; Bank of the San Juans, Durango, operating in Colorado; and The Foothills Bank, Yuma, operating in Arizona.
Visit Glacier’s website at http://www.glacierbancorp.com
Forward-Looking Statements
This news release includes forward-looking statements, which describe management's expectations regarding future events and developments such as the benefits of the business combination transaction involving the Company and Columbine, continued success of the Company's style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.